Exhibit 10.4

AMENDMENT NO. 1

This Amendment No. 1 (this “Amendment’”) is executed as of May 20 , 2006, between iSTAR HQ I, L.P., a Delaware limited partnership (“Landlord”) and ADS ALLIANCE DATA SYSTEMS, INC., a Delaware corporation (“Tenant”), for the purpose of amending the Lease Agreement between Landlord’s predecessor-in-interest with respect to the Lease (defined below) and Tenant dated July 16,1997 (as amended by the letter agreement dated February 17, 2005, regarding the UPS system, the “Lease”). Capitalized terms used herein but not defined shall be given the meanings assigned to them in the Lease.

RECITALS:

Pursuant to the terms of the Lease, Tenant is currently leasing the entire building, containing 61,750 rentable square feet of space, located at 17201 N. Waterview Parkway, Dallas, Texas 75252. Tenant desires to extend the lease term (the “Term”) for a period of 120 months, and Landlord has agreed to such extension on the terms and conditions contained herein.

AGREEMENTS:

For valuable consideration, whose receipt and sufficiency are acknowledged, Landlord and Tenant agree as follows:

1. Extension of Term. The Term is hereby extended such that it expires at 5:00 p.m., Dallas, Texas, time, on July 31, 2017, rather than July 31, 2007, on the terms and conditions of the Lease, as modified hereby. Tenant shall have no further rights to extend or renew the Term, except as provided in Exhibit A hereto; accordingly, Exhibit C to the Lease is deleted.

2. Base Rent. Beginning August 1, 2007 (the “Renewal Commencement Date”), the monthly Base Rent shall be $58,662.50.

3. Condition of Premises. Tenant hereby accepts the Premises in their “AS-IS” condition, and, except as provided in Section 5 of this Amendment, Landlord shall have no obligation for any construction or finish-out allowance or providing to Tenant any other tenant inducement.

4. Tenant’s Cancellation Right Provided no event of default exists when Tenant delivers the Cancellation Notice or on the Cancellation Date (as such terms are hereinafter defined), Tenant may cancel the Lease effective as of July 31, 2014 (the “Cancellation Date”), by delivering to Landlord at least 12 full calendar months before the Cancellation Date (a) written notice thereof (the “Cancellation Notice”) and (b) the Cancellation Fee (defined below). The “Cancellation Fee” shall equal the sum of (1) $351,975 (equal to six months of Base Rent) and (2) the amount that would be outstanding on a hypothetical loan on the Cancellation Date assuming (A) an original principal balance equal to the Leasing Costs (defined below), (B) an interest rate of 8.5% per annum, (C) the loan is payable in 120 equal monthly installments of principal and interest, beginning on the Renewal Commencement Date, and (D) all payments were made before the Cancellation Date. The term “Leasing Costs” means all costs incurred by Landlord in leasing the space to Tenant under this Amendment (including leasing commissions,

Allowances other tenant inducements and attorneys’ fees). As a condition to the effectiveness of Tenant’s cancellation right, Tenant shall pay to Landlord prior to the Cancellation Date any past-due amounts then outstanding under the Lease. If Tenant fails timely to deliver the Cancellation Fee or the Cancellation Notice or is otherwise unable to exercise this cancellation option, then Tenant’s right to cancel the Lease under this Section 4 shall expire; time is of the essence with respect thereto.

5. Refurbishment Allowance. Provided that no event of default has occurred prior to the disbursement thereof, Landlord shall provide to Tenant a refurbishment allowance not to exceed $30.00 per rentable square foot in the Premises and not to exceed a total of $1,852,500 (the “Refurbishment Allowance”) not earlier than August 1, 2006 (the “Effective Date”) to be applied toward the cost of alterations and improvements to the Premises. The Refurbishment Allowance may be used on any alterations or improvements to the Premises approved in writing by Landlord and completed no earlier than 60 days prior to the Effective Date. Such refurbishment work may include, but shall not be limited to, the following (it being understood that Tenant must submit plans and specifications for Landlord’s review and approval for all such work, even if such items are listed below): (a) increase height of data center raised floor; (b) network hub re-cabling; (c) second power transformer; (d) generator; (e) automatic transfer switch (ATS); (f) PDU; (g) power re-cabling; (h) fire suppression system; (i) moisture detection system; and (j) engineering evaluation costs. The Refurbishment Allowance may be used on any alterations or improvements to the Premises approved in writing by Landlord and completed no earlier than 60 days prior to the Effective Date. Prior to commencing any such work, Tenant shall deliver to Landlord for Landlord’s approval detailed plans and specifications depicting the refurbishment work Tenant intends to make to the Premises. Landlord’s approval of Tenant’s plans and specifications shall not be a representation or warranty of Landlord that such drawings are adequate for any use or comply with any law, but shall merely be the consent of Landlord thereto. After Tenant’s plans and specifications have been approved, Tenant shall cause the work to be performed in accordance with the final version of the plans and specifications that have been approved in writing by Landlord and in compliance with all Laws. Landlord shall pay to Tenant (or, at Landlord’s election, to Tenant’s contractor) the Refurbishment Allowance in multiple disbursements (but not more than once in any calendar month) following the receipt by Landlord of the following items: (a) a request for payment signed by Tenant on the appropriate AIA form or another form approved by Landlord (indicating what work has been performed and that the work has been completed, and the name, address and taxpayer identification number of the requested payee), (b)final or partial lien waivers, as the case may be, from all persons performing work or supplying or fabricating materials for the work, fully executed, acknowledged and in recordable form, and (c) a certification from Tenant’s architect that the work for which reimbursement has been requested has been finally completed, including (with respect to the last application for payment only) any punch-list items, on the appropriate AIA form or another form approved by Landlord, and, with respect to the disbursement of the last 10% of the Refurbishment Allowance: (1) evidence that the City of Dallas has given its final approval with respect to the refurbishment work, (2) delivery of the architectural “as-built” plan for the work as constructed, and (3) an estoppel certificate confirming such factual matters as Landlord may reasonably request (collectively, a “Completed Application for Payment”), Landlord shall pay the amount requested in the Completed Application for Payment within 30 days following Tenant’s submission of the Completed Application for Payment. If, however, the Completed Application for Payment is incomplete or incorrect, Landlord’s payment of such request shall be deferred until 30 days following Landlord’s receipt of the Completed Application for Payment. Notwithstanding anything to the contrary contained in this Section, Landlord shall not be obligated to make any disbursement of the Refurbishment Allowance during the pendency of any of the following: (A) Landlord has received written notice of any unpaid claims relating to any portion of the refurbishment work or materials in connection therewith,- other than claims which will be paid in full from such disbursement, (B) there is an unbonded lien outstanding against the Building or the Premises or Tenant’s interest therein by reason of work done, or claimed to have been done, or materials supplied or specifically fabricated, claimed to have been supplied or specifically fabricated, to or for Tenant or the Premises, (C) the conditions to the advance of the Refurbishment Allowance are not satisfied, or (D) an event of default by Tenant exists. After the final completion of the Work and a reconciliation by Landlord of the Refurbishment Allowance and the total construction costs, Tenant may use any excess Refurbishment Allowance (up to a maximum of $10.00 per rentable square foot, in the Premises) toward the cost of Tenant’s Rent obligations under the Lease following the Renewal Commencement Date by so notifying Landlord in writing of Tenant’s election. Following Landlord’s receipt of Tenant’s election, Landlord shall apply such excess toward Tenant’s Rent obligation first accruing after such date until such excess is fully exhausted. The entire Refurbishment Allowance must be used (that is, the refurbishment work must be fully complete and the final, complete Application for Payment received by Landlord) by no later than the 180th day following the Effective Date, or shall be deemed forfeited with no obligation by Landlord with respect thereto; time being of the essence with respect thereto. The entirety of any Rent credits to which Tenant may be entitled as provided above must be used by no later than the first anniversary of the Renewal Commencement Date, or shall be deemed forfeited with no further obligation by Landlord with respect thereto; time being of the essence with respect thereto. Landlord or its affiliate or agent may inspect any work performed, pursuant to this Section 5, make disbursements required to be made to the contractor, and act as a liaison between the contractor and Tenant and coordinate the relationship between any work performed pursuant to this Section 5, the Building and the Building’s Systems.

6. Renewal Options. Tenant shall have the right to renew the Term on the terms and conditions of Exhibit A hereto.

7. Assignment and Subletting. Section 14 of the Lease is deleted in its entirety and replaced with the following:

14. Assignment and Subletting.

(a) Transfers. Except as provided in Section 14(h), Tenant shall not, without the prior written consent of Landlord, (1) assign, transfer, or encumber this Lease or any estate or interest herein, whether directly or by operation of law, (2) permit any other entity to become Tenant hereunder by merger, consolidation, or other reorganization, (3) permit the change in an ownership interest in Tenant which results in a change in the current control of Tenant, (4) sublet any portion of the Premises, (5) grant any license, concession, or other right of occupancy of any portion of the Premises to any entity, or (6) permit the use of the Premises by any parties other than Tenant (any of the events listed in Section 14(a)(1) through 14(a)(6) being a “Transfer”).

(b) Consent Standards. Landlord shall not unreasonably withhold its consent to any assignment or subletting of the Premises, provided that the proposed transferee (1) is creditworthy, (2) has a good reputation in the business community, (3) will use the Premises for the Permitted Use (thus., excluding, without limitation, uses for credit processing and telemarketing) and will not use the Premises in any manner that would conflict with any exclusive use agreement or other similar agreement, (4) will not use the Premises, Building csr Project in a manner that would materially increase the pedestrian or vehicular traffic to the Premises, and (5) is not a governmental entity, or subdivision or agency thereof; otherwise, Landlord may withhold its consent in its sole discretion. Additionally, Landlord may withhold its consent in its sole discretion to any proposed Transfer if any Event of Default by Tenant then exists.

(c) Request for Consent. If Tenant requests Landlord’s consent to a Transfer, then, at least 15 business days prior to the effective date of the proposed Transfer, Tenant shall provide Landlord with a written description of all terms and conditions of the proposed Transfer, copies of the proposed documentation, and the following information about the proposed transferee: name ;and address; reasonably satisfactory information about its business and business history; its proposed use of the Premises; banking, financial, and other credit information; and general references sufficient to enable Landlord to determine the proposed transferee’s creditworthiness and character. Concurrently with Tenant’s notice of any request for consent to a Transfer, Tenant shall pay to Landlord a fee of $1,000 to defray Landlord’s expenses in reviewing such request, and Tenant shall also reimburse Landlord immediately upon request for its reasonable attorneys’ fees incurred in connection with considering any request for consent to a Transfer.

(d) Conditions to Consent. If Landlord consents to a proposed Transfer, then the proposed transferee shall deliver to Landlord a written agreement whereby it expressly assumes Tenant’s obligations hereunder; however, any transferee of less than all of the space in the Premises shall be liable only for obligations under this Lease that are properly allocable to the space subject to the Transfer for the period of the Transfer. No Transfer shall release Tenant from its obligations under this Lease, but rather Tenant and! its transferee shall be jointly and severally liable therefor. Landlord’s consent to any Transfer shall not waive Landlord’s rights as to any subsequent Transfers. If an Event of Default occurs while the Premises or any part thereof are subject to a Transfer, then Landlord, in addition to its other remedies, may collect directly from such transferee all rents becoming due to Tenant and apply such rents against Rent. Tenant authorizes its transferees to make payments of rent directly to Landlord upon receipt of notice from Landlord to do so following the occurrence of an Event of Default hereunder. Tenant shall pay for the cost of any demising walls or other improvements necessitated by a proposed subletting or assignment.

(e) Attornment by Subtenants. Each sublease by Tenant hereunder shall be subject and subordinate to this Lease and to the matters to which this Lease is or shall be subordinate, and each subtenant by entering into a sublease is deemed to have agreed that in the event of a permissible termination, re-entry or dispossession by Landlord under this Lease, Landlord may, at its option, take over all of the right, title and interest of Tenant, as sublandlord, under such sublease, and such subtenant shall, at Landlord’s option, attorn to Landlord pursuant to the then executory provisions of such sublease, except that Landlord shall not be (1) liable for any previous act or omission of Tenant under such sublease, (2) subject to any counterclaim, offset or defense that such subtenant might have against Tenant, (3) bound by any previous modification of such sublease not approved by Landlord in writing or by any rent or additional rent or advance rent which such subtenant might have paid for more than the current month to Tenant, and all such rent shall remain due and owing, notwithstanding such advance payment, (4) bound by any security or advance rental deposit made by such subtenant which is not delivered or paid over to Landlord and with respect to which such subtenant shall look solely to Tenant for refund or reimbursement, or (5) obligated to perform any work in the subleased space or to prepare it for occupancy, and in connection with such attornment, the subtenant shall execute and deliver to Landlord any instruments Landlord may reasonably request to evidence and confirm such attornment. Each subtenant or licensee of Tenant shall be deemed, automatically upon and as a condition of its occupying or using the Premises or any part thereof, to have agreed to be bound by the terms and conditions set forth in this Section 14(e). The provisions of this Section 14(e) shall be self-operative, and no further instrument shall be required to give effect to this provision.

(f) Cancellation. Landlord may, within 30 days after submission of Tenant’s written request for Landlord’s consent to an assignment or subletting, cancel this Lease as to the portion of the Premises proposed to be sublet or assigned as of the date the proposed Transfer is to be effective. If Landlord cancels this Lease as to any portion of the Premises, then this Lease shall cease for such portion of the Premises and Tenant shall pay to Landlord all Rent accrued through the cancellation date relating to the portion of the Premises covered by the proposed Transfer. Thereafter, Landlord may lease such portion of the Premises to the prospective transferee or to any other person so long as any such third party or its parents, subsidiaries or affiliates [excluding tenant’s proposed transferee] are not in the substantially same business as Tenant or Tenant’s parents, affiliates or subsidiaries, without liability to Tenant.

(g) Additional Compensation. Tenant shall pay to Landlord, immediately upon receipt thereof, the excess of (1) all compensation received by Tenant for a Transfer less the actual out-of-pocket costs reasonably incurred by Tenant with unaffiliated third parties (i.e., brokerage commissions and tenant finish work) in connection with such Transfer (such costs shall be amortized on a straight-line basis over the term of the Transfer in question) over (2) the Rent allocable to the portion of the Premises covered thereby.

(h) Permitted Transfers. Notwithstanding Section 14(a), Tenant may Transfer all or part of its interest in this Lease or all or part of the Premises (a “Permitted Transfer”) to the following types of entities (a “Permitted Transferee”) without the written consent of Landlord:

(1) an Affiliate of Tenant;

(2) any corporation, limited partnership, limited liability partnership, limited liability company or other business entity in which or with which Tenant, or its corporate successors or assigns, is merged or consolidated, in accordance with applicable statutory provisions governing merger and consolidation of business entities, so long as (A) Tenant’s obligations hereunder are assumed by the Permitted Transferee; and (B) die Permitted Transferee satisfies the Net Worth/Credit Threshold as of the effective date of the Permitted Transfer; or

(3) any corporation, limited partnership, limited liability partnership, limited liability company or other business entity acquiring all or substantially all of Tenant’s assets if the Permitted Transferee satisfies the Net Worth/Credit Threshold as of the effective date of the Permitted Transfer.

Tenant shall promptly notify Landlord of any such Permitted Transfer. Tenant shall remain liable for the performance of all of the obligations of Tenant hereunder, or if Tenant no longer exists because of a merger, consolidation, or acquisition, the surviving or acquiring entity shall expressly assume in writing the obligations of Tenant hereunder. Additionally, the Permitted Transferee shall comply with all of the terms and conditions of this Lease, including the Permitted Use, and the use of the Premises by the Permitted Transferee may not violate any other agreements affecting the Premises. No later than 30 days after the effective date of any Permitted Transfer, Tenant agrees to furnish Landlord with (A) copies of the instrument effecting any of the foregoing Transfers, (B) documentation establishing Tenant’s satisfaction of the requirements set forth above applicable to any such Transfer, and (C) evidence of insurance as required under this Lease with respect to the Permitted Transferee. The occurrence of a Permitted Transfer shall not waive Landlord’s rights as to any subsequent Transfers. As used herein, the term “Net Worth/Credit Threshold” shall mean (i) the proposed Permitted Transferee has a shareholders’ equity or net worth, as applicable, equal to or greater than $1,000,000,000 (in each case determined in accordance with generally accepted accounting principles consistently applied), and as evidenced by financial statements audited by a certified public accounting firm reasonably acceptable to Landlord, (ii) if the proposed Permitted Transferee has been assigned a Corporate Debt Rating, then such proposed Permitted Transferee’s Corporate Debt Rating satisfies the Corporate Debt Rating Requirement, and (iii) “Corporate Debt Rating Requirement” shall mean an unsecured corporate debt rating of BBB or better (as determined by Standard & Poor’s Corporation) and Baa2 or better (as determined by Moody’s Investor Services).

8. Limitation of Liability. In addition to any other limitations of Landlord’s liability as contained in. the Lease, as amended to date, the liability of Landlord (and its partners, shareholders or members) to Tenant (or any person or entity claiming by, through or under Tenant) for any default by Landlord under the terms of the Lease or any matter relating to or arising out of the occupancy or use of the Premises and/or other areas of the Building shall be limited to Tenant’s actual direct, but not consequential, damages therefor and shall be recoverable only from the interest of Landlord in the Building, and Landlord (and its partners, shareholders or members) shall not be personally liable for any deficiency.

9. Notices; No Electronic Records. All notices and other communications given pursuant to the Lease shall be in writing and shall be (a) mailed by first class, United States mail, postage prepaid, certified, with return receipt requested, and addressed to the parties hereto at the address listed below, (b) hand delivered to the intended addressee, (c) sent by nationally recognized overnight courier, or (d) sent by facsimile transmission followed by a confirmatory letter. Notice sent by certified mail, postage prepaid, shall be effective three business days after being deposited in the United States mail; all other notices shall be effective upon delivery to the address of the addressee (even if such addressee refuses delivery thereof). Landlord and Tenant hereby agree not to conduct the transactions or communications contemplated by the Lease, as amended hereby, by electronic means, except by facsimile transmission as specifically set forth in this Section 9; nor shall the use of the phrase “in writing” or the word “written” be construed to include electronic communications except by facsimile transmissions as specifically set forth in this Section 9. The parties hereto may change their addresses by giving notice thereof to the other in conformity with this provision. The addresses for notice set forth below shall supersede and replace any addresses for notice set forth in the Lease.

Landlord:	iStar HQ I, LP. 6565”North MacArthur Boulevard Suite 410 Irving, Texas 75039 Attention: Elizabeth Smith, Senior Vice President Telecopy: 972.501.0078

with a copy to:	iStar HQ I, L.P. 1114 Avenue of the Americas 27th Floor New York, New York 10036 Attention: General Counsel Telecopy: 212.930.9494

Tenant:	ADS Alliance Data Systems, Inc. 17655 Waterview Parkway Dallas, Texas 75252 Attention: General Counsel Telecopy No.: 972-348-5150

10. Brokerage. Landlord and Tenant each warrant to the other that it has not dealt with any broker or agent in connection with the negotiation or execution of this Amendment other than PRG Realty, Inc., whose commission shall be paid by Landlord pursuant to a separate written agreement. Tenant and Landlord shall each indemnify the other against all costs, expenses, attorneys’ fees, and other liability for commissions or other compensation claimed by any other broker or agent claiming the same by, through, or under the indemnifying party.

11. Determination of Charges. Landlord and Tenant agree that each provision of the Lease (as amended by this Amendment) for determining charges and amounts payable by Tenant (including provisions regarding additional rent) is commercially reasonable and, as to each such charge or amount, constitutes a statement of the amount of the charge or a method by which the charge is to be computed for purposes of Section 93.012 of the Texas Property Code.

12. Prohibited Persons and Transactions. Each of Landlord and Tenant hereby represents and warrants to the other that it is hot a person or entity with whom U.S. persons or entities are restricted from doing business under regulations of the Office of Foreign Assets Control (“OFAC”) of the Department of the Treasury (including those named on OFAC’s Specially Designated Nationals and Blocked Persons List) or under any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action and will not assign or otherwise transfer the Lease to such persons or entities.

13. Ratification. Tenant hereby ratifies and confirms its obligations under the Lease, and represents and warrants to Landlord that it has no defenses thereto. Additionally, Tenant further confirms and ratifies that, as of the date hereof, (a) the Lease is and remains in good standing and in full force and effect, (b) Tenant has no claims, counterclaims, set-offs or defenses against Landlord arising out of the Lease or in any way relating thereto or arising out of any other transaction between landlord and Tenant, and (c) except as expressly provided for in this Amendment, all tenant finish-work allowances provided to Tenant under the Lease or otherwise, if any, have been paid in full by Landlord to Tenant, and Landlord has no further obligations with respect thereto.

14. Binding Effect; Governing Law. Except as modified hereby, the Lease shall remain in full effect and this Amendment shall be binding upon Landlord and Tenant and their respective successors and assigns. If any inconsistency exists or arises between the terms of the Lease and the terms of this Amendment, the terms of this Amendment shall prevail. This Amendment shall be governed by the laws of the State in which the Premises are located.

15. Counterparts. This Amendment may be executed in multiple counterparts, each of which shall constitute an original, but all of which shall constitute one document.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

Executed as of the date first written above.

LANDLORD:	iSTAR HQ I, L.P., a Delaware limited partnership

By: iStar HQI GenPar, Inc., a Delaware corporation, its general partner

By: ILLEGIBLE
Name:
Title:

TENANT:	ADS ALLIANCE DATA SYSTEMS, INC., a Delaware corporation

By: ILLEGIBLE
Name:
Title

EXHIBIT A

RENEWAL OPTION

Provided no event of default exists and Tenant is occupying the entire Premises at the time of such election, Tenant may renew the Lease for one additional period of five years, by delivering written notice of the exercise thereof to Landlord not earlier than 15 months nor later than 12 months before the expiration of the Term. The Base Rent payable for each month during the extended Term shall be the prevailing rental rate (defined below), at the commencement of the extended Term. , As used herein, the “Prevailing Rental Rate” shall mean the prevailing rental rate that a willing tenant would pay, and a willing landlord would accept (both having reasonable knowledge of the relevant factors), for a renewal of a lease of space that is of equivalent quality, size, utility and location as the space in question and that is located in a comparable building within the Dallas, Texas submarket, taking into consideration (1) the location, quality and age of the Building; (2) the use and size of the space in question; (3) the location of the space in question; (4) the amount of any tenant improvement allowances, abatement of rental, or other tenant inducements for the space in question, if any; (5) the fact that a lease may be a “triple net”, “base year” or “gross” lease for the space in question; (6) the amount of any brokerage commissions; (7) the credit standing of the tenant; (8) the length of the term for the space in question; (9) the fact that Tenant will not incur any moving or relocation expenses, and the fact that Tenant will not incur any loss of business while relocating to another space; and (10) the tenant improvements located in the space in question. Within 30 days after receipt of Tenant’s notice to renew, Landlord shall deliver to Tenant written notice of the Prevailing Rental Rate and shall advise Tenant of the required adjustment to Base Rent, if any, and the other terms and conditions offered. Tenant shall, within ten days after receipt of Landlord’s notice, notify Landlord in writing whether Tenant accepts or rejects Landlord’s determination of the Prevailing Rental Rate. If Tenant timely notifies Landlord that Tenant accepts Landlord’s determination of the Prevailing Rental Rate, then, on or before the commencement date of the extended Term, Landlord and Tenant shall execute an amendment to the Lease extending the Term on the same terms provided in the Lease, except as follows:

(a) Base Rent shall be adjusted to the Prevailing Rental Rate;

(b) Tenant shall have no further renewal option unless expressly granted by Landlord in writing; and

(c) Landlord shall lease to Tenant the Premises in their then-current condition, and Landlord shall not provide to Tenant any allowances (e.g., moving allowance, construction allowance, and the like) or other tenant inducements.

If Tenant rejects Landlord’s determination of the Prevailing Rental Rate and timely notifies Landlord thereof, Tenant may, in its notice to Landlord, require that the determination of the Prevailing Rental Rate be made by brokers (and if Tenant makes such election, Tenant shall be deemed to have irrevocably renewed the Term, subject only to the determination of the Prevailing Rental Rate as provided below). In such event, within ten days thereafter, each party shall select a qualified commercial real estate broker with at least ten years experience in leasing property and buildings in the city or submarket in which the Premises are located. The two brokers shall give their opinion of prevailing rental rates within 20 days after their retention. In

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no event, however, shall the Base Rent in the renewal term be less than the then current Base Rent rate per rentable square foot in effect hereunder. In the event the opinions of the two brokers differ and, after good faith efforts over the succeeding 20-day period, they cannot mutually agree, the brokers shall immediately and jointly appoint a third broker with the qualifications specified above. This third broker shall immediately (within five days) choose either the determination of Landlord’s broker or Tenant’s broker and such choice of this third broker shall be final and binding on Landlord and Tenant. Each party shall pay its own costs for its real estate broker. Following the determination of the Prevailing Rental Rate by the brokers, the parties shall equally share the costs of any third broker. The parties shall immediately execute an amendment as set forth above. If Tenant fails to timely notify Landlord in writing that Tenant accepts or rejects Landlord’s determination of the Prevailing Rental Rate within the ten day period specified in the first paragraph of this Exhibit, time being of the essence with respect thereto, Tenant’s rights under this Exhibit shall terminate and Tenant shall have no right to renew the Lease.

Tenant’s rights under this Exhibit shall terminate if (1) the Lease or Tenant’s right to possession of the Premises is terminated, (2) Tenant assigns any of its interest in the Lease or sublets any portion of the Premises, or (3) Tenant fails to timely exercise its option under this Exhibit, time being of the essence with respect to Tenant’s exercise thereof.

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